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                                                                 EXHIBIT 23.3(C)

To the Board of Directors
and Shareholders of
FPS Power Systems Oy Ab

     We consent to the incorporation by reference in the registration statements (Nos. 33-63969, 33-64818 and 33-88466) on Form S-3 and registration statements (Nos. 33-63973, 33-63971, 33-39311, 33-39310, 33-35202 and 33-64121) on Form S-8
of Exide Electronics Group, Inc. of our report dated January 12, 1996 with respect to the balance sheets of FPS Power Systems Oy Ab as of September 30, 1995 and December 31, 1994, and the related statements of income and of cash flows for the nine months ended September 30, 1995 and for the years ended December 31, 1994 and 1993, which report appears in the Form 8-K of Exide Electronics Group, Inc. dated February 21, 1996.

KPMG WIDERI OY AB
Helsinki, Finland

February 21, 1996

Sixten Nyman
Authorized Public Accountant